ACQUISITION AGREEMENT


        This ACQUISITION AGREEMENT (the "Agreement") is made and entered into this 1st day of January, 2000 (the "Effective Date"), by and between RESEARCH ENGINEERS, INC. ("REI"), a Delaware corporation, with offices at 22700 Savi Ranch Parkway, Yorba Linda, CA 92887-4608, and ALOK GUPTA ("Seller"), 3815 Baldwin Avenue, #14, El Monte, CA 91731, sole proprietor of GOUTAM COMMUNICATIONS.

        In consideration of the respective terms, conditions, representations and warranties contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, REI and Seller hereby agree as follows:

1. PURCHASE AND SALE OF BUSINESS. Upon the terms and subject to the conditions set forth in this Agreement, on the Effective Date, Seller shall sell, transfer, assign and deliver to REI, and REI shall purchase from Seller, all of Seller's right, title and interest in and to Goutam Communications (the "Business"), a sole proprietorship owned by Seller, marketing prepaid phone cards and communication services. The Business shall include all of its assets and properties, including the inventories, products, customers, prospects, orders, accounts receivable and accounts payable, other than cash.

2. EMPLOYMENT. As of the Effective Date, in partial consideration for Seller's agreement to sell the Business to REI, REI shall hire Seller as REI's Communications Services Manager, at an annual salary of $60,000.00 to REI's standard terms and conditions of employment.

3. SHARES. In partial consideration for Seller's agreement to sell the Business to REI, REI shall issue and deliver to Seller two thousand (2,000) shares (the "Shares") of REI's common stock, par value $0.01, within one hundred and eighty (180) days of the Effective Date. When issued, the Shares shall be unregistered, restricted stock as defined in the Securities Act of 1933, and shall be stamped or otherwise imprinted with a legend in substantially the following terms:

        THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR ANY STATE SECURITIES OR BLUE SKY LAWS. THESE SECURITIES MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN EXEMPTION THEREFROM UNDER SAID ACT OR LAWS.

     Within one hundred eighty (180) days of the Effective Date, REI shall register the Shares under the Securities Act of 1933 and, Seller shall have the right to sell or transfer the Shares.

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4. REPRESENTATIONS AND WARRANTIES OF SELLER.

     (a) SOLE PROPRIETORSHIP. The Business is a sole proprietorship in good standing under the laws of the State of California with all requisite power to carry on its business. Seller has the absolute and unrestricted right, power, authority and capacity to execute this Agreement.

     (b) VIOLATION OF LAWS; LIABILITY; NO LIENS. Seller is not in violation of any applicable laws relating to the operation of the Business and, except as fully disclosed to REI, the Business has no liabilities or lawsuits, mature, pending, threatened or contingent, as of the Effective Date. As of the Effective Date, Seller is selling and transferring the Business to REI free and clear of all liabilities, liens, charges, encumbrances or other claims.

     (c) FULL DISCLOSURE. The representations, warranties and other information provided by Seller to REI under and/or pursuant to this Agreement do not contain any untrue statement of a material fact or omit to state a material fact required to be stated herein or therein.

     (d) INVESTMENT PURPOSE. Seller is acquiring the Shares for its own account and not with a view to their distribution within the meaning of
          Section 2(11) the Securities Act of 1933, until at least such time as REI notifies Seller that such Shares are validly registered.

5. REPRESENTATIONS AND WARRANTIES OF REI.

     (a) ORGANIZATION; GOOD STANDING; AUTHORITY. REI is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware with all requisite power to carry on its business as is now being conducted. REI is duly qualified to do business in all jurisdictions in which it currently conducts business. This Agreement constitutes the legal, valid and binding obligations of REI, enforceable against REI in accordance with its terms. REI has the absolute and unrestricted right, power, authority and capacity to execute and deliver this Agreement and to perform its obligations hereunder.

     (b) CAPITALIZATION; SHARES. The authorized capital stock of REI consists of 20,000,000 shares of common stock (the "Common Stock"), $0.01 par value per share, and 357.143 shares of Series A 5% Convertible Preferred Stock, $0.01 par value per share, 371,429 shares of Series B 5% Convertible Preferred Stock, $0.01 par value per share, and 4,271,428 shares of undesignated preferred stock, $0.01 par value per share (collectively, the "Preferred Stock"). As of the date hereof, 6,418,692 shares of Common Stock are issued and outstanding and 1,183,739 shares of Common Stock are reserved for issuance upon the exercise of outstanding options and warrants to purchase Common Stock. No shares of Preferred Stock are issued and outstanding. All shares of Common Stock are validly issued, fully paid and non-assessable and are not subject to preemptive rights.

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6.   SELLER COVENANTS.

     (a) NON-COMPETE. In partial consideration of REI's agreement to purchase the Business, Seller shall not, without REI's prior written approval, directly or indirectly, engage in any business competitive with the Business in the United States of America during Seller's employment with REI and for one (1) year thereafter.

     (b) CONFIDENTIALITY. Seller acknowledges and agrees that Seller has had and will have access to confidential, proprietary and trade secret information of REI (including information of the Business acquired by REI hereunder) ("Confidential Information") and Seller agrees not to disclose to any third party of use for his own benefit without the prior written permission of REI.

7. INDEMNITIES.

     (a) SELLER INDEMNITY. Seller shall indemnify, defend, protect and hold harmless REI and its successors and assigns and each of such entities' directors, officers, employees, agents and affiliates from and against all losses, claims, damages, actions, suits, proceedings, assessments, adjustments, costs and expenses, including reasonable attorneys' fees, based upon, resulting from or arising out of (i) any act or failure to act related to the Business prior to the Effective Date; and (ii) any breach of any of Seller's representations, warranties or obligations under this Agreement.

     (b) REI INDEMNITY. REI shall indemnify, defend, protect and hold harmless Seller from and against all losses, claims, damages, actions, suits, proceedings, assessments, adjustments, costs and expenses, including reasonable attorneys' fees, based upon, resulting from or arising out of (i) any act or failure to act related to the Business after the Effective Date; and (ii) any breach of any of REI's representations, warranties or obligations under this Agreement.

8. SURVIVAL. All agreements, covenants, representations and warranties made hereunder shall survive the consummation of the transactions contemplated hereunder for two (2) years.

9. NOTICES. All notices, demands or other communications hereunder shall be in writing and shall be deemed given upon personal delivery or on the third business day following deposit in the United States mail, postage prepaid, and sent certified mail, return receipt requested, correctly addressed to the addresses of the parties first set forth above, and, in the case of REI, to the attention of the President.

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10.  GOVERNING LAW. This Agreement shall be governed by and interpreted in accordance with the law of the State of California, without giving effect to principles of conflict of laws.

11. GENERAL. This Agreement sets forth the entire agreement and understanding of the parties with regard to the subject matter hereof, and supercedes all prior and contemporaneous agreements, understandings, promises, representations and warranties, express or implied, oral or written, relating to the subject matter hereof. This Agreement may be amended only by written instrument signed by both parties. Each provision of this Agreement is intended to be severable and if any covenant, condition or other provision hereof is held to be invalid, illegal or unenforceable, such provision shall be deemed severable from the remainder of this Agreement and the remainder of the Agreement shall continue in full force and effect without such invalid, illegal or unenforceable provision.

     IN WITNESS WHEREOF, each of the parties has executed this Agreement as of the date first above written.

     ALOK GUPTA                             RESEARCH ENGINEERS, INC.


     By:  /s/ Alok Gupta                        By: /S/ Amrit K. Das
        -----------------------------           -----------------------------
                                                Amrit K. Das
                                                Chairman of the Board and CEO